Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of Zumiez Inc. (the “Company”) pertaining to the Zumiez Inc. 2023 Equity Incentive Plan and 2023 Employee Stock Purchase Plan of our report dated March 20, 2023, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the period ended January 28, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

June 14, 2023